Exhibit 99.1

Shake Shack Announces Fourth Quarter and Fiscal Year 2014 Financial Results

NEW YORK, NY (Business Wire) — March 11, 2015 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK), today reported financial results for the fourth quarter and fiscal year ended December 31, 2014, periods that included 14 and 53 weeks, respectively, as fiscal year 2014 contained an extra operating week.

Financial Highlights for the Fourth Quarter 2014:

•                  Total revenue increased 51.5% to $34.8 million.

•                  Shack sales increased 51.6% to $33.1 million.

•                  Same-Shack sales increased 7.2%, excluding sales from the 14th week.

•                  Shack-level operating profit*, a non-GAAP measure, increased 49.2% to $7.4 million.

•                  Adjusted EBITDA*, a non-GAAP measure, increased 58.5% to $4.8 million.

•                  Net loss was $(1.4) million, or ($0.05) per diluted unit, which included approximately $1.1 million, or $0.04 per diluted unit, of after-tax expenses associated with the Company’s initial public offering.

•                  10 system-wide Shack openings, including five domestic company-operated Shacks and five international licensed Shacks.

Financial Highlights for Fiscal Year 2014:

•                  Total revenue increased 43.7% to $118.5 million.

•                  Shack sales increased 42.6% to $112.0 million.

•                  Same-Shack sales increased 4.1%, excluding sales from the 53rd week.

•                  Shack-level operating profit*, a non-GAAP measure, increased 31.5% to $26.9 million.

•                  Adjusted EBITDA*, a non-GAAP measure, increased 30.6% to $18.9 million.

•                  Net income was $2.1 million, or $0.07 per diluted unit, which included approximately $2.6 million, or $0.09 per diluted unit, of after-tax expenses associated with the Company’s initial public offering.

•                  23 system-wide Shack openings, including 10 domestic company-operated, one domestic licensed and 12 international licensed, representing a 57.5% increase in system-wide Shack count.

* Shack-level operating profit and adjusted EBITDA are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income (loss) and adjusted EBITDA to net income (loss), the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Randy Garutti, Chief Executive Officer of Shake Shack, stated, “We are pleased with the strength of our fourth quarter results and excited to begin our journey as a public company. Our culture of Enlightened Hospitality has enabled Shake Shack to become a globally beloved brand where all of our stakeholders are rooting for our success. We are witnessing a seismic shift in people’s understanding and expectations of food and, for the last decade, Shake Shack has helped lead the change in consumer behavior through our fine casual approach. We will continue to invest in high quality, premium ingredients that our guests have come to expect from us, while creating a vibrant community gathering place that delivers a meaningful guest experience.”

Garutti continued, “As a result of our successful IPO, we have the financial flexibility to support our robust expansion plans. Near-term, we are targeting at least 10 new domestic company-operated Shacks annually, with the goal of doubling our domestic company-operated store count in three years and tripling our store count in five years. Long-term, we see the potential for at least 450 domestic company-operated Shacks. Our unique and versatile real estate model is built for growth here in the United States and abroad.”

Initial Public Offering

On February 4, 2015, the Company successfully closed its initial public offering (“IPO”) of common stock at a price to the public of $21.00 per share. The Company issued 5,750,000 shares of Class A common stock, which included 750,000 shares sold to the underwriters pursuant to their over-allotment option, and received net proceeds of approximately $112.3 million after underwriter discounts and commissions.

Presentation

This press release presents historical results, for the periods presented, of SSE Holdings, LLC, the predecessor of Shake Shack Inc. for financial reporting purposes (together with Shake Shack Inc., referred to as “Shake Shack” or the “Company”). The financial results of Shake Shack Inc. have not been included in this press release as it is a newly incorporated entity and had no material assets or liabilities and no material business transactions or activities during the periods presented. Accordingly, these historical results do not purport to reflect what the results of operations of Shake Shack Inc. would have been had the IPO and related transactions occurred prior to such periods. For example, these historical results do not reflect the attribution of net income to non-controlling interests or the provision for corporate income taxes on the income attributable to Shake Shack Inc. that the Company expects to recognize in future periods.

Development Highlights

During the fiscal year, the Company opened 10 domestic company-operated Shacks, including its first Shack west of the Mississippi River in Las Vegas, NV and new Shacks in the Chicago, Orlando and Atlanta markets, 12 international licensed Shacks and one domestic licensed Shack.

Location	Shack	Type	Opening Date
Jabriya, Kuwait	Jabriya	International Licensed	January 11
Istanbul, Turkey	Akasya Mall	International Licensed	March 6
Al Ain, United Arab Emirates	Bawadi Mall	International Licensed	March 22
Istanbul, Turkey	Kanyon Mall	International Licensed	March 24
Beirut, Lebanon	ABC Achrafieh	International Licensed	April 6
Dubai, United Arab Emirates	Jumeirah Beach Residence	International Licensed	April 12
Brooklyn, NY	DUMBO	Domestic Company-Operated	June 17
Washington, DC	Union Station	Domestic Company-Operated	June 23
Queens, NY	JFK Airport - T4 Gate B23	Domestic Licensed	July 5
Abu Dhabi, United Arab Emirates	World Trade Center Mall	International Licensed	July 29
Winter Park, FL	Winter Park	Domestic Company-Operated	July 30
Brooklyn, NY	Flatbush Ave	Domestic Company-Operated	August 10
McLean, VA	Tysons Corner	Domestic Company-Operated	August 11
Al-Eqaila, Kuwait	The Gate Mall	International Licensed	September 27
Atlanta, GA	Buckhead	Domestic Company-Operated	September 30
Moscow, Russia	Metropolis Shopping Center	International Licensed	October 3
Chicago, IL	River North	Domestic Company-Operated	November 4
New York, NY	600 Third Ave	Domestic Company-Operated	November 11
Paramus, NJ	Garden State Plaza Mall	Domestic Company-Operated	November 21
Abu Dhabi, United Arab Emirates	YAS Island Mall	International Licensed	November 21
Dubai, United Arab Emirates	Souk Al Bahar	International Licensed	December 6
Anjefa, Kuwait	Arabella	International Licensed	December 20
Las Vegas, NV	MGM New York, New York	Domestic Company-Operated	December 29

Fourth Quarter 2014 Review

Total revenue, which includes Shack sales and licensing revenue, increased 51.5% to $34.8 million in the fourth quarter of 2014, from $23.0 million for the fourth quarter of 2013. Shack sales for the fourth quarter of 2014 were

$33.1 million, an increase of 51.6% versus the same quarter last year due primarily to the opening of new Shacks, as well as same-Shack sales growth. Licensing revenue for the fourth quarter was $1.7 million, an increase of 49.7% from $1.1 million in the same quarter last year, due primarily to the opening of new international licensed Shacks. The results for fourth quarter of 2014 include the impact of an extra operating week (the 14th week), which contributed approximately $2.8 million of Shack sales.

Same-Shack sales increased 7.2% for the fourth quarter of 2014 versus 6.8% growth in the fourth quarter last year. The comparable Shack base includes those restaurants open for 24 months or longer. For the fourth quarter of 2014, the comparable Shack base included 13 Shacks versus eight Shacks for the fourth quarter of 2013.

Average weekly sales for domestic company-operated Shacks were $85,000 for the fourth quarter of 2014 compared to $88,000 for the same quarter last year, a 3.4% decrease due primarily to the introduction of Shacks with target volumes in the $2.8 million to $3.2 million range in the Shack base. As the Company continues to open new Shacks in that targeted range, it is expected that the average weekly sales for domestic company-operated Shacks will continue to decline.

Shack-level operating profit, a non-GAAP measure, increased 49.2% to $7.4 million for the fourth quarter of 2014 from $5.0 million in the same quarter last year. As a percentage of Shack sales, Shack-level operating profit margins decreased 40 basis points to 22.3% as higher commodity prices, primarily for beef, more than offset improvements in labor, occupancy, and other operating expenses.

General and administrative expenses increased 82.3% to $6.0 million for the fourth quarter of 2014 from $3.3 million in the same quarter last year. As a percentage of total revenue, general and administrative expenses increased 290 basis points to 17.2% from 14.3% in the fourth quarter of 2013. Included in general and administrative expenses are approximately $1.2 million of pre-tax costs associated with the Company’s initial public offering, representing approximately 3.4% of total revenue.

Adjusted EBITDA, a non-GAAP measure, increased 58.5% to $4.8 million. As a percent of total revenue, adjusted EBITDA margins increased approximately 60 basis points to 13.9% compared to 13.3% for the year ago period.

Net loss was $(1.4) million, or ($0.05) per diluted unit, for the fourth quarter of 2014, compared to net income of $1.0 million, or $0.03 per diluted unit, for the same period last year.  The net loss for the fourth quarter 2014 includes approximately $1.1 million, or $0.04 per diluted unit, of after-tax expenses incurred in connection with the Company’s initial public offering.

Fiscal Year 2014 Review

Total revenue, which includes Shack sales and licensing revenue, increased 43.7% to $118.5 million in the fiscal year 2014, from $82.5 million for the fiscal year 2013. The growth in Shack sales was primarily driven by the opening of 10 new domestic company-operated Shacks, as well as same-Shack sales growth.  The results for fiscal year 2014 also include the impact of a 53rd week, which contributed approximately $2.8 million in Shack sales.

Shack sales for the fiscal year 2014 were $112.0 million, an increase of 42.6% from the fiscal year 2013.  Licensing revenue for the fiscal year was $6.5 million, an increase of 67.7% from the prior year. Same-Shack sales increased 4.1% during fiscal year 2014 versus 5.9% growth in the prior year. For fiscal year 2014, the comparable Shack base included 13 Shacks, compared to eight Shacks for the fiscal year 2013.

Shack-level operating profit, a non-GAAP measure, increased 31.5% to $26.9 million for the fiscal year 2014 from $20.4 million for the fiscal year 2013. As a percentage of Shack sales, Shack-level operating profit margins decreased roughly 200 basis points to 24.0% due to higher commodity prices and the introduction of target volume Shacks into the base.

Adjusted EBITDA, a non-GAAP measure, increased 30.6% to $18.9 million from $14.5 million for the fiscal year. As a percent of total revenue, adjusted EBITDA decreased 160 basis points to 15.9% compared to 17.5% for the year ago period.

Net income was $2.1 million, or $0.07 per diluted unit, for the fiscal year 2014, compared to a net income of $5.4 million, or $0.18 per diluted unit, for the same period a year ago. Net income for fiscal year 2014 includes approximately $2.6 million, or $0.09 per diluted unit, of after-tax expenses incurred in connection with the Company’s initial public offering.

New Shack Growth

As of December 31, 2014, system-wide, the Company had 63 Shacks, of which, 31 were domestic company-operated, five were domestic licensed and 27 were international licensed.

The Company expects that, beginning in fiscal year 2015, it will open at least 10 domestic company-operated Shacks annually.

Subsequent to the end of the fiscal year, as previously announced, the Company opened its first Shake Shack in Baltimore, MD and two Shacks in the Boston, MA area (Legacy Place at Dedham and Newbury Street).

Internationally, the Company entered into an exclusive licensing agreement with Sazaby League, Ltd., a leading retail and food operator, for the development of up to 10 new Shacks in Japan over the next five years.  The first Shake Shack in Japan is expected to open in 2016.

2015 Outlook

For the fiscal year ending December 30, 2015, the Company currently expects the following:

•                  Total revenue to be between $159 million and $163 million.

•                  Same-Shack sales growth in the low single digits.

•                  At least 10 new domestic company-operated Shacks to be opened during the year.

•                  At least five international licensed Shacks to be opened under the Company’s current license agreements in the U.K. and Middle East, all of which are scheduled to open towards the end of fiscal 2015.

Earnings Conference Call

As previously announced, the Company will host a conference call to discuss its fourth quarter and fiscal year 2014 financial results today at 5:00 p.m. EST.

The conference call can be accessed live over the phone by dialing (888) 438-5524 or for international callers by dialing (719) 325-2315. A replay will be available after the call and can be accessed by dialing (877) 870-5176 or for international callers by dialing (858) 384-5517; the passcode is 8980261. The replay will be available until Wednesday, March 18, 2015.

The conference call will also be webcast live from the Company’s Investor Relations website at http://investor.shakeshack.com. An archive of the webcast will be available at the same location on the website shortly after the call has concluded.

Definitions

The following definitions apply to these terms as used in this release:

“Same-Shack sales” means, for any reporting period, sales for the comparable Shack base, which we define as the number of domestic company-operated Shacks open for 24 months or longer. Same-Shack sales for the fourth quarter and fiscal year 2014 exclude sales from the additional operating week.

“Shack-level operating profit margin” is defined as Shack sales less operating expenses, including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.

“EBITDA” means, for any reporting period, net income before interest, taxes, depreciation and amortization.

“Adjusted EBITDA” is defined as net income before depreciation and amortization, interest expense and provision for income taxes, adjusted for the impact of certain non-cash and other items that the Company does not consider in their evaluation of ongoing operating performance. These items include, among other things, equity-based compensation expense, non-cash deferred rent charges and pre-opening costs, as well as certain non-recurring charges.

About Shake Shack

Shake Shack® is a modern day “roadside” burger stand known for its delicious burgers, hot dogs, frozen custard, crinkle-cut fries, beer, wine and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community-gathering place with widespread appeal.  From its premium ingredients and progressive hiring practices to its environmentally responsible designs and deep community investment, Shake Shack’s mission is to Stand For Something Good®.  Since the original Shack opened in 2004 in NYC’s Madison Square Park, the Company has opened additional company-operated Shacks in New York, New Jersey, Washington, DC, Connecticut, Georgia, Illinois, Pennsylvania, Florida, Massachusetts, Virginia, and Nevada, and international licensed Shacks in London, Istanbul, Dubai and more.

Investor Contact:

Sheryl Freeman, ICR

(844) SHACK04 (844-742-2504)

investor@shakeshack.com

Media Contact:

Edwin Bragg, Shake Shack

(646) 747-6654

ebragg@shakeshack.com

Jessica Liddell, ICR

(203) 682-8200

jessica.liddell@icrinc.com

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook for fiscal year 2015, expected Shack openings, expected same-Shack sales growth and trends in the Company’s operations. Forward-looking statements discuss our current expectations and projections relating to our financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other similar expressions. All forward-looking statements are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different.

While the Company believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and it is impossible to anticipate all factors that could affect the Company’s actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s final prospectus filed on January 30, 2015, including the sections thereof captioned “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” These filings and future filings are available online at www.sec.gov, www.shakeshake.com or upon request from Shake Shack Inc.

The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

SSE HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(UNAUDITED)

(In thousands, except per unit amounts)

	Fiscal Quarter Ended				Fiscal Year Ended
	December 31,		December 25,		December 31,		December 25,
	2014(1)		2013		2014(1)		2013
Shack sales	$33,054	95.1%	$21,804	95.0%	$112,042	94.5%	$78,587	95.3%
Licensing revenue	1,718	4.9%	$1,148	5.0%	6,488	5.5%	3,869	4.7%
TOTAL REVENUE	34,772	100.0%	22,952	100.0%	118,530	100.0%	82,456	100.0%

Shack-level operating expenses(2):
Food and paper costs	10,677	32.3%	6,654	30.5%	34,925	31.2%	23,865	30.4%
Labor and related expenses	8,707	26.3%	5,935	27.2%	29,312	26.2%	20,096	25.6%
Other operating expenses	3,325	10.1%	2,243	10.3%	11,191	10.0%	7,315	9.3%
Occupancy and related expenses	2,959	9.0%	2,021	9.3%	9,753	8.7%	6,892	8.8%
General and administrative expenses	5,995	17.2%	3,289	14.3%	18,187	15.3%	12,453	15.1%
Depreciation expense	1,742	5.0%	1,069	4.7%	5,809	4.9%	3,541	4.3%
Pre-opening costs	2,277	6.5%	629	2.7%	6,105	5.2%	2,334	2.8%
Loss on disposal of property and equipment	77	0.2%	8	0.0%	105	0.1%	25	0.0%
TOTAL EXPENSES	35,759	102.8%	21,848	95.2%	115,387	97.3%	76,521	92.8%
OPERATING INCOME (LOSS)	(987)	-2.8%	1,104	4.8%	3,143	2.7%	5,935	7.2%

Interest expense, net	144	0.4%	21	0.1%	363	0.3%	52	0.1%
INCOME (LOSS) BEFORE INCOME TAXES	(1,131)	-3.3%	1,083	4.7%	2,780	2.3%	5,883	7.1%

Income tax expense	296	0.9%	86	0.4%	662	0.6%	460	0.6%
NET INCOME (LOSS)	$(1,427)	-4.1%	$997	4.3%	$2,118	1.8%	$5,423	6.6%

Pro forma earnings per unit(3):
Basic	$(0.05)		$0.03		$0.07		$0.18
Diluted	$(0.05)		$0.03		$0.07		$0.18

Pro forma weighted-average units outstanding(3):
Basic	30,002		29,963		29,977		29,934
Diluted	30,002		30,123		30,122		30,018

(1)         The Company operates on a 52/53 week fiscal year that ends on the last Wednesday of the calendar year. Fiscal year 2014 was a 53-week year. The fourth quarter and fiscal year 2014 each contained an extra operating week.

(2)         As a percentage of Shack sales.

(3)         The pro forma earnings per unit and pro forma weighted-average units outstanding have been computed to give effect to the recapitalization transactions that occurred in connection with the Company’s initial public offering, including the amendment and restatement of the second amended and restated limited liability company agreement of SSE Holdings, LLC to, among other things, (i) provide for a new single class of common membership ownership interests and (ii) exchange all of the original members’ existing membership interests for the newly-created ownership interests. The computations of pro forma earnings per unit and pro forma weighted-average units outstanding do not consider the 5,750,000 shares of Class A common stock issued to investors in the Company’s initial public offering or the 339,306 shares of Class A common stock issued to participants of the Company’s Unit Appreciation Rights Plan in settlement of their outstanding awards.

SSE HOLDINGS, LLC

SELECTED BALANCE SHEET AND OPERATING DATA

(UNAUDITED)

(Dollar amounts in thousands)

	December 31,	December 25,
	2014	2013

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$2,677	$13,076
Total assets	82,962	55,219
Total liabilities	70,362	17,832
Total members’ equity	12,600	37,387

SELECTED OPERATING DATA:
Number of Shacks	63	40
Domestic company-operated	31	21
Domestic licensed	5	4
International licensed	27	15

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31,	December 25,	December 31,	December 25,
	2014	2013	2014	2013
SELECTED OPERATING DATA:
Average unit volumes(1):
Domestic company-operated	n/a	n/a	$4,611	$5,017
International licensed	n/a	n/a	$4,588	$6,077

Same-Shack sales growth(1)	7.2%	6.8%	4.1%	5.9%
Shacks in the comparable base	13	8	13	8

Shack system-wide sales	$61,362	$40,972	$217,442	$139,903

Average weekly sales	$85	$88	$89	$96

Shack-level operating profit margin	22.3%	22.7%	24.0%	26.0%

Adjusted EBITDA	$4,823	$3,042	$18,886	$14,459
Adjusted EBITDA as a % of total revenue	13.9%	13.3%	15.9%	17.5%

Capital expenditures	$10,630	$5,835	$28,515	$16,194

(1)         Excludes the impact of the 53rd week

SSE HOLDINGS, LLC

NON-GAAP FINANCIAL MEASURES

(Unaudited)

(Dollar amounts in thousands)

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, EBITDA and adjusted EBITDA (collectively the “non-GAAP financial measures”). The Company believes that these non-GAAP financial measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The non-GAAP measures used by the Company are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.

Shack-Level Operating Profit

Shack-level operating profit and Shack-level operating profit margin are not required by, or presented in accordance with, GAAP. Shack-level operating profit is a supplemental measure of operating performance and our calculations thereof may not be comparable to similar measures reported by other companies. Shack-level operating profit margin has limitations as an analytical tool and should not be considered as a substitute for analysis of our results as reported under GAAP. Management believes that Shack-level operating profit and Shack-level operating profit margin are important measures to evaluate the performance and profitability of each Shack, individually and in the aggregate. The Company uses Shack-level operating profit margin information to benchmark their performance versus their competitors. The computation of Shack-level operating profit and Shack-level operating profit margin are set forth below.

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31,	December 25,	December 31,	December 25,
	2014(1)	2013	2014(1)	2013
Shack sales	$33,054	$21,804	$112,042	$78,587
Food and paper costs	10,677	6,654	34,925	23,865
Labor and related expenses	8,707	5,935	29,312	20,096
Other operating expenses	3,325	2,243	11,191	7,315
Occupancy and related expenses	2,959	2,021	9,753	6,892
SHACK-LEVEL OPERATING PROFIT	$7,386	$4,951	$26,861	$20,419

SHACK-LEVEL OPERATING PROFIT MARGIN	22.3%	22.7%	24.0%	26.0%

A reconciliation of Shack-level operating profit to operating income (loss), the most directly comparable GAAP measure, is set forth below.

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31,	December 25,	December 31,	December 25,
	2014(1)	2013	2014(1)	2013
Shack-level operating profit	$7,386	$4,951	$26,861	$20,419
Add:
Licensing revenue	1,718	1,148	6,488	3,869
Less:
General and administrative expenses	5,995	3,289	18,187	12,453
Depreciation expense	1,742	1,069	5,809	3,541
Pre-opening costs	2,277	629	6,105	2,334
Loss on disposal of property and equipment	77	8	105	25
INCOME (LOSS) FROM OPERATIONS	$(987)	$1,104	$3,143	$5,935

(1)         The Company operates on a 52/53 week fiscal year that ends on the last Wednesday of the calendar year. The fiscal fourth quarter 2014 contained an extra operating week.

SSE HOLDINGS, LLC

NON-GAAP FINANCIAL MEASURES

(Unaudited)

(Dollar amounts in thousands)

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP supplemental measures of operating performance that do not represent and should not be considered alternatives to net income (loss) or cash flow from operations, as determined by GAAP. EBITDA and Adjusted EBITDA are used by management to measure the operating performance of their business, excluding specifically identified items that management believes do not directly reflect their core operations. A reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, is set forth below.

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31,	December 25,	December 31,	December 25,
	2014(1)	2013	2014(1)	2013
Net income (loss)	$(1,427)	$997	$2,118	$5,423
Depreciation expense	1,742	1,069	5,809	3,541
Interest expense, net	144	21	363	52
Income tax expense	296	86	662	460
EBITDA	755	2,173	8,952	9,476

Equity-based compensation(2)	41	42	165	93
Deferred compensation(3)	—	22	—	2,054
Pre-opening costs(4)	1,764	796	4,024	1,737
Deferred rent(5)	896	(48)	2,830	975
Loss on disposal of property and equipment(6)	77	8	105	25
IPO-related expenses(7)	1,180	—	2,675	—
Other non-cash items(8)	110	49	135	99
ADJUSTED EBITDA	$4,823	$3,042	$18,886	$14,459

(1)         The Company operates on a 52/53 week fiscal year that ends on the last Wednesday of the calendar year. Fiscal year 2014 was a 53-week year. The fourth quarter and fiscal year 2014 each contained an extra operating week.

(2)         Non-cash charges related to equity-based compensation programs, which vary from period to period depending on the timing of awards.

(3)         For the periods presented, represents amounts accrued under a bonus agreement we entered into with an employee pursuant to which we agreed to a pay a bonus in a future period.

(4)         Non-capital expenditures associated with opening new Shacks exclusive of deferred rent incurred prior to opening.

(5)         Reflects the extent to which our annual rent expense has been above or below our cash rent payments.

(6)         Includes the loss on disposal of property and equipment in the ordinary course of business.

(7)         Costs incurred in connection with our initial public offering, including legal, accounting and other related expenses.

(8)         For the periods presented, represents non-cash charges related to certain employee benefits.

SSE HOLDINGS, LLC

SELECTED QUARTERLY FINANCIAL INFORMATION

(UNAUDITED)

(Dollar amounts in thousands)

The following table sets forth certain unaudited financial and operating information for each fiscal quarter of fiscal 2014. The unaudited quarterly information includes all adjustments (consisting of normal recurring adjustments) that, in the opinion of management, are necessary for a fair presentation of the information presented. This information should be read in conjunction with the Company’s consolidated financial statements and related notes thereto. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full fiscal year.

	Fiscal Quarter Ended
	March 26,	June 25,	September 24,	December 31,
	2014	2014	2014	2014(1)
Shack sales	$22,640	$26,183	$30,165	$33,054
Licensing revenue	1,556	1,554	1,660	1,718
TOTAL REVENUE	24,196	27,737	31,825	34,772

Shack-level operating expenses:
Food and paper costs	6,913	7,995	9,340	10,677
Labor and related expenses	6,253	6,684	7,668	8,707
Other operating expenses	2,376	2,585	2,905	3,325
Occupancy and related expenses	1,893	2,226	2,675	2,959
General and administrative expenses	3,363	3,629	5,200	5,995
Depreciation expense	1,231	1,334	1,502	1,742
Pre-opening costs	933	1,129	1,766	2,277
Loss on disposal of property and equipment	5	13	10	77
TOTAL EXPENSES	22,967	25,595	31,066	35,759
OPERATING INCOME (LOSS)	1,229	2,142	759	(987)

Interest expense, net	35	56	128	144
INCOME (LOSS) BEFORE INCOME TAXES	1,194	2,086	631	(1,131)

Income tax expense	102	137	127	296
NET INCOME (LOSS)	$1,092	$1,949	$504	$(1,427)

(1)         The Company operates on a 52/53 week fiscal year that ends on the last Wednesday of the calendar year. The fiscal fourth quarter 2014 contained an extra operating week.